EXHIBIT 99.2
CORPORATE PARTICIPANTS
Heath Mitts
Idex Corp — VP and CFO
Larry Kingsley
Idex Corp — Chairman of the Board, CEO
CONFERENCE CALL PARTICIPANTS
Robert Berry
UBS — Analyst
Allison Poliniak
Wells Fargo Securities — Analyst
Wendy Caplan
SunTrust Robinson Humphrey — Analyst
Scott Graham
Jefferies & Company — Analyst
Charles Brady
BMO Capital Markets — Analyst
Matt Summerville
KeyBanc Capital Markets — Analyst
Brian Meyer
Robert W. Baird & Co. — Analyst
Chris Wiggins
Oppenheimer & Co. — Analyst
Mark Barbalato
Vertical Research Partners — Analyst
Walter Liptak
Barrington Research Associates, Inc. — Analyst
PRESENTATION
Operator
Good morning. My name is Kristen and I will be your conference operator today. At this time I would like to welcome everyone to the IDEX Corporation Q2 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. (Operator Instructions) Thank you. I would now like to turn the conference over to Mr. Heath Mitts, Vice President and Chief Financial Officer. Sir, you may begin your conference.
Heath Mitts — Idex Corp — VP and CFO
Thank you, Kristen. Good morning everyone, and thank you for joining us for our discussion of the IDEX second quarter 2011 financial highlights. Last night we issued a press release outlining our Company’s financial and perating performance for the 3-month period ending June 30, 2011. The press release, along with the presentation slides to be used during today’s webcast can be accessed on our Company website at www.idexcorp.com. Joining me today from IDEX management are Larry Kingsley, our Chairman and CEO and Mike Yates, Vice President and Chief Accounting Officer. The format for our call today is as follows; We will walk through our view of the Business as we complete the first half of 2011. We will then discuss our second quarter company results, and our four business segments, including an update of the recently closed CVI Melles Griot acquisition. And finally we will wrap up with an updated outlook for 2011. Following our prepared remarks, we will then open the call for your questions. If you should need to exit for any reason, you may access a complete replay beginning approximately two hours after the call concludes by dialing the toll-free number, (800) 642-1687, and entering conference I.D. 66065698 or simply log on to our Company home page for the webcast replay.
As we begin, a brief reminder; this call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release, and in IDEX’s filings with the Securities and Exchange Commission. With that, I’ll now turn the call over to our Chairman and CEO, Larry Kingsley, Larry?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Thanks, Heath, and I’m going to start on slide 5. We had a good quarter. Demand continues to be strong, and we’re executing well in this environment. Most importantly though, a little over 80% of our exposure is to markets that are growing nicely, with secular trends that point toward continued expansion. There are some areas of concern, namely US Municipal Spend, and the soft market for our Dispensing Equipment, but that’s consistent with our prior expectations for the year. Our global expansion continues. Emerging region growth has been just fantastic, and it’s as a function of good underlying economies, but also very strong IDEX market penetration. Our global margin profile is similar to the more developed western markets, so we are now realizing consistently strong margins, irrespective of geographic location, as we indicated we would start to see in our last quarter call. And we’ve effectively managed costs and have taken selective price actions that have now preserved variable margin for the full year. When you combine that with volume leverage and operating productivity, we’ve realized organic flow thru —that’s the incremental margin on incremental organic sales — of nearly 40% through the first half of the year.

On the acquisition front, we’re right in our sweet spot. We’ve deployed over $450 million of capital to targeted strategic and proprietary transactions so far this year. We announced and completed the CVI Melles Griot in the second quarter, with current annual revenues of $185 million. CVI tremendously enables our optics and photonics platform within the HST segment.
Our balance sheet is in great shape, and our pipeline of potential deals remains very strong, providing us with the confidence that we can complete and integrate more strategic transactions this year in both the FMT and HST segments. With the continued expansion of the company, we’ve made forward investments in leadership positions to enable the new growth platforms. The team we have in place now — that’s corporate, segment, and platform leadership — absolutely have the ability to grow the enterprise.
I’m going to turn to slide 6 and we’re going to jump right into the results. Sales were up 20%; and that was up 8% organically. Our Q2 reported EPS was $0.60 and Q2 adjusted EPS was $0.62. That’s up $0.12, or 24% over the year-ago quarter. Q2 adjusted operating margin of 18.2% was up 130 basis points from the prior year. Productivity was strong, with solid operating leverage on the growth. And you’ll see as we go through all of the segment detail, just strong financial performance across the company, with the exception of free cash flow, though, which was $46 million. Not stellar. We would naturally expect free cash to be greater than our net income, as you know. Year to date we have increased our raw material and component inventory to avoid material inflation, and to ensure that there were and are no disruptions from the supply chain. But that really only supports a portion of the increase in inventory. The remaining increase is not intended process driven, or is it IDEX acceptable, and the team is focused on driving improved performance. I expect the cash conversion to significantly improve in the back half of the year. And I think the free cash number — might consider it a bit nitpicking, but we should and we will do a lot better.
If you move over to slide 6 [sic — slide 7] I’m going to cover the segments, beginning with Fluid and Metering. Orders were up 20%, that was up 14% organically. Sales increased 22% for the quarter, up 16% on an organic basis. Operating margin of 19.6% was up 180 basis points from the prior year. I’m just really pleased with the FMT results for the quarter, and the first half of the year. For the first half, FMT sales and orders have grown just under 20%, and operating income is up 33,%, compared to the first half of 2010. The headline concerns regarding muni budgets and lack of allocation to water and wastewater projects in the US have not tremendously impacted our business. The FMT segment performed well across virtually all end markets in the quarter and for the first half. And again, global markets are substantially outpacing the equivalent US markets. We now expect FMT to deliver double-digit organic growth for the full year, with continued margin expansion.
Now on to Health and Science. Orders were up 30% for the quarter. Organic orders were up 4%. It’s important to note that adjusted for large programmatic orders compared to the prior year — in other words, it’s the year-over-year OEM blanket order timing, we would have achieved organic orders growth in the high single-digit range. Sales increased 36%, up 10% on an organic basis. Adjusted operating margin up 21.6% was up 130 basis points from the prior year. And like FMT, HST sales execution continues to be just outstanding. We continue to gain share on customer platforms — that’s both new and existing. As we have discussed in the past, our expanding presence in life science applications is an ongoing great story. In the quarter we achieved another significant win in the field of genome sequencing, an important new segment with a very important new customer for us. In addition, our optics and photonics platform within HST is focused on similar kinds of opportunities within life sciences, and is already well underway towards executing a solid success story. Our seals business within HST is also achieving great growth across multiple attractive life science and other instrumentation product markets, and we’ll grow this platform both internally and acquisitively. Our expectation for the full year is double-digit organic growth, coupled with significant acquisition growth, and operating margin will continue to expand, as we scale the business.
Now on to Dispensing. And orders in Dispensing we’re down 11%, down 21% organically. Sales are down 12%, down 21% organically. Operating margin of 28.7% is up versus the prior year, primarily due to the gain on the sale of some real estate in Italy in the segment. Excluding this gain, op-margin would have been 20.9%, though, which is obviously very respectable performance, given the current volume. And again, a testament to the great job that we’ve done to drive structural change in the business. The dispensing marketplace in North America remains soft, and in Western Europe, remains okay. Opportunities in Eastern Europe and Asia are great, but again we’re working off a small base there. At current sales levels for the segment, we’ll likely generate an operating margin range, quarter to quarter, of between 10% and 20%. Also, as you know, the second half is always lower than the first half due to natural seasonality, so full-year margin this year would most likely be in the mid-teens. Again, the team continues to execute very well and has adapted to the new temporary reality of the markets that we serve. They do expect new customer programs, too, to substantiate growth less than a year from now.
And finally on to Fire & Safety; this segment continues to performance well. Orders were up 13%, up 8% organically. Sales increased 8%, up 3% on an organic basis. An operating margin of 23.9% was up 200 basis points from the second quarter last year. For the segment in total, the growth is really coming from our ability to expand into new markets and applications. International growth should be very robust for a long time to come. We always talk about BAND-IT, one of the businesses within the segment, and how they expand their served market, because it’s illustrative of innovation, coupled with consistent execution. And I think it’s easily identifiable. BAND-IT recently developed a proprietary new product and tool to enable field service of power generation plants. BAND-IT’s new product replaces costly welding processes associated with cleaning and replacing heat dissipation and shielding devices in those plants. And the team captured representative wins in the facilities in Europe and in Africa immediately following introduction. That’s again a testament to their market clairvoyance and from idea to action.
Turning on to the next slide, we’re going to change gears here and talk about CVI Melles Griot. I’m going to walk you kind of quickly through the financial impact of the CVI Melles Griot acquisition, as we now integrate it within HST. That integration is well underway. CVI becomes the cornerstone of our optics and photonics platform within HST. CVI’s target end markets are life science and other OEM instrumentation end markets. CVI’s market leadership position, combined with our global presence is already enabling key wins. I’d really like to commend our new leadership and the broader team at CVI for their efforts thus far. It’s going well. CVI will contribute about $0.07 of GAAP EPS in the back half, and this is inclusive of purchase accounting amortization, which will be about

$12 million annually. So, from a cash EPS standpoint, it will be about $0.12 accretive in the back half. That excludes the non-cash inventory step-up, the charge of $3 million that you have in the Q2 numbers, and $13 million in Q3. In short, we believe that CVI will perform at least as well as we had anticipated and discussed at the time that we announced it and held the call. The optics and photonics platform has similar growth and profit flow thru characteristics to the rest of HST, so with that we should see $0.15 to $0.20 of GAAP EPS in 2012, or about $0.25 to $0.30 of cash EPS as a result of CVI joining the group.
I’m now moving on to slide 12. As you can see, we provided you with a bridge from the first half of this year to essentially our forecast for the back half. Using the first half adjusted results as our starting point, we are forecasting strong incremental volume of $26 million to $33 million, which yields back-half EPS —that’s incremental EPS — of $0.05 to $0.11. That is partially offset by the seasonality in dispensing I just mentioned. You can see the CVI impact, with incremental sales of $84 million and the EPS contribution of $0.07. Now we’re planning to take advantage of the current interest rate environment and we expect to issue additional debt late this quarter which will increase interest expense in the back half and impact EPS by about $0.05. As you can see, we expect full year revenue to be just under $1.9 billion and EPS in the range of $2.40 to $2.46. Again, that excludes the CVI inventory charge. If you go to the next slide, we expect Q3 EPS to be in the $0.60 to $0.62 range. Q3 organic revenue growth will be about 8%. FX will have a positive year-over-year impact on Q3 of about 3%. And again for the full year, organic revenue growth will be in the high single digits. EPS we’re taking up to $2.40 to $2.46, and that represents 21% to 24% growth rate for the full year. Adjusted operating margin for the company on a full year basis will certainly exceed 18%. The 2011 tax rate is anticipated to be 32%. Full year CapEx will be between $35 million and $38 million. So with that, we’re going to open the call to questions. Operator.
QUESTIONS AND ANSWERS
Operator
(Operator Instructions)
We’ll pause for just a moment to compile the Q and A roster. Your first question is from Robert Berry with UBS.
Robert Berry — UBS — Analyst
Hi, guys. Good morning.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Hi, Robert.
Robert Berry — UBS — Analyst
Congratulations on a very solid quarter.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Thank you.
Robert Berry — UBS — Analyst
Question on the CVI impact the next year $0.15 to $0.20. Does that consider all the incremental impacts of the deal including incremental financing costs?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Yes, that includes everything, and again, that’s the GAAP EPS number, Robert.
Robert Berry — UBS — Analyst
Right. I was just curious how to think about the change in your guidance. Looks like you were, if I’m thinking midpoint to midpoint of the old versus the new guidance, it looks like you were a few cents ahead in this quarter. Now CVI is going to add $0.07. So that’s an incremental $0.10, but midpoint to midpoint it looks like you are raising it about $0.08. Is there something incremental that’s a head wind, or how should we think about that?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
If you go back to that bridge, obviously, really the only range there is the incremental EPS that’s generated on the organic volume, which you can see. So you could choose to take somewhere higher along that range if you want to. You do have, as I called out, that interest expense of $0.05 in the back half.
Heath Mitts — Idex Corp — VP and CFO
Robert, I don’t know if you have the bridge in front of you, but we are planning to go out with some additional debt late in the third quarter, which will have an impact in the second half, primarily the fourth quarter. That new debt, just taking advantage of the interest rate markets and terming out some of our existing bank debt, will have an impact the other way and that is included in our guidance assumption. That is to the tune of $0.05 in the second half of the year.
Robert Berry — UBS — Analyst
Right. Okay.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
To your earlier comment, the question regarding the 2012 impact, the $0.15 to $0.20 is the true CVI impact to the company next year on a GAAP basis, meaning that’s inclusive of the $12 million of additional intangible amortization. We will, as we guide for 2012, we will have higher interest expense next year, not necessarily specific to CVI, but more so as we’re taking on additional debt in the fourth quarter that will calendarize for a full year next year. We have not called out what that is. We’re not prepared to give the rest of our 2012 guidance.

Robert Berry — UBS — Analyst
Right. The new debt that you’re taking on. Did you say you’re going to use it to replace existing debt?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
That’s exactly right. We’re using it to term out $350 million of our current bank facility, and there’s an incremental impact from that, albeit we’re getting good 10-year interest rates.
Robert Berry — UBS — Analyst
Got you. Okay. And then I guess finally, I wanted to dig into FMT a little bit more. Looks like some really good momentum there. I was wondering if you could just give a little bit more color on what you think is driving that, in particular in the chemicals area. We’ve been hearing a lot about potential opportunities in US chemical infrastructure build, given all of the cheap gas. That’s probably more into the future, but I was wondering if you could comment on that as well. Thanks.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
You’re on it, Robert. I would tell you, though, that what we’re seeing against the existing profile that drove that 14% for the segment for the quarter, and, as your remember, a bigger number in the first quarter, it’s pretty broad based. We saw healthy orders and we think we continue to see healthy orders in certainly the chemical end markets, but also energy. Ag is doing fantastically well. When you go right through it, all of the food looks quite good right now for us. The piece that is somewhat anemic relative to the rest is water, which you would expect, but even water is growing for us. If you break it down, there’s a pretty different story for the US portion versus the international piece. When you do the math, it’s something like 7% of the company revenue exposure is for US water. So that’s kind of the troubled area, if you will, within FMT. Everything else is quite good. To get back to your question on where it’s coming from within the chemical end markets, so far what we’ve seen is the US chemical orders have been largely MRO.
There’s not much big project activity in that. The international portion of what we’re seeing out of chemical for FMT has been more project-driven, with continued expansion and more projects on the books right now.
Robert Berry — UBS — Analyst
Yes.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
So if there is infrastructure expansion, and the word is that there is some coming in 2012, in the US that would be a layer on top of what the current profile would suggest.
Robert Berry — UBS — Analyst
Okay, great. Thank you.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Sure.
Operator
Your next question is from Allison Poliniak with Wells Fargo.
Allison Poliniak — Wells Fargo Securities — Analyst
Hi, good morning.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Hi.
Allison Poliniak — Wells Fargo Securities — Analyst
Hi. I know your touched on the acquisitions a little bit. Just a little bit more color in terms of the pipeline, maybe pricing, what you’re seeing out there right now.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Sure, Allison. I think, frankly for us, it’s almost never been better. We’ve got a number of ongoing very solid proprietary transactions in various stages, and we can afford to be really choosey as to which ones we chase. The strategic focus is, as I said in the last call, is still short term executing on some very key HST acquisitions. But we also have some very attractive FMT things that we think are high likelihood of getting closed this year. So you’ll see us, between now and the end of the year, continue to generate some very, very nice returns on some very meaningful strategic elements to both FMT and HST. I’m not going to comment very specifically on pricing, Allison, for maybe obvious reasons, but we’re very pleased with what we’re finding.
Allison Poliniak — Wells Fargo Securities — Analyst
Okay, great. On the orders, I know all the concerns with flow and ex, can you talk about the progression of orders through the quarter, and maybe touch on July if you can?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
On a company-wide basis, organic orders increased through the quarter. So a little less linear than we’ve seen over the last few quarters. What we’re seeing, generally speaking right now, is that still a fair amount of volatility, and a lot of desire operationally to place orders later with the assumption that we can fulfill, or any good supplier can fulfill. So there’s a hesitancy in many cases to place blankets, and we see those as some of the perturbations and what you find year-over-year, HST being certainly the primary example this quarter. I do think though that we’re starting to fall into a little bit more normal book-to-bill kind of environment, so while things are compressing slightly right now in the middle part of this year — because essentially working off bigger order commitments in Q4 and Q1. What we see, Allison, looking into the back half is that you get to a little bit more of a normalized order and sales relationship. And, not to go too far into this, but our internal forecast still supports the same kind of perspective that we had for HST at the beginning of the year, and an improved one for FMT.
Allison Poliniak — Wells Fargo Securities — Analyst
Great, thank you.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Sure.
Operator
Your next question is from Wendy Caplan with Sun Trust.
Wendy Caplan — SunTrust Robinson Humphrey — Analyst
Hello. Good morning.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Hi, Wendy.
Wendy Caplan — SunTrust Robinson Humphrey — Analyst
You know, Larry, I was looking back this morning and at some of the peak margins that you posted, notably in FMT and HST. And back at the prior peak in 2007 they were at 21%, 22%. Can you — is there any reason why we can’t get back there? And given that — an additional part of that question — you’ve cited that you are making growth investments in your business, which, of course, from a strategic standpoint makes a whole lot of sense, but is that going to keep us from getting back to those peaks? Or how should we think about that?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Wendy, start with the reasons for why we perhaps wouldn’t get back to there. One, we’re growing internationally much faster than domestically, and a lot of companies are obviously struggling with realizing margins in emerging markets at the same rates that they’ve seen historically in the developed markets. We’re not. We’re actually seeing really strong margin as a function of basically the same business model. And we’re very pleased. I would tell you I’m really happy with what we’re seeing year-to-date and what we think we have going forward coming out of the fastest growing markets around the world in terms of P&L profile. So that looks good. When you get right down to what other impacts you have to organic flow thru, in this environment you still — if the economy does grow, you still have the potential for inflation adversely impacting the performance. We, historically had always been hovering around 200 BPS or just under 200 BPS of price per year off of relatively stable material incoming costs. We’re not quite back to that formula yet, but it looks like we’re coming back to it. In the quarter, price was probably about 130 BPS, year-over-year for the base business, and as I said in the remarks, we think we’ve got material costs well in hand now for the full year. So there’s a little bit of improvement necessary to get back to that kind of incremental flow through math we saw pre- ’09. The infrastructure or internal IDEX SG&A investments aren’t going to inhibit our ability to get back to peak margins at all. The only thing, when you think about the Company all up, that certainly does impact it is the degree of acquisition content that comes in at any given point in time because of the amortization math that comes with that. So, in a given quarter, you’re going to have the impact of chunks of acquisitions that come in a GAAP EPS form that are certainly much lower than the rate that you’d see out of the base business.
Wendy Caplan — SunTrust Robinson Humphrey — Analyst
That makes sense. Thank you so much. One more question. I think you called it the mixed macro-view, or something like that in your press release last night. As you look at — sort of scope the world here, your world — are you making contingency plans for a downturn, for something more dramatic than what we’re seeing at this point? What are those? And what’s going to make that happen? Are you on that path at this point, or holding off or how are you thinking about that?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
What we are doing, Wendy, and we’ll talk more about it next quarter, but we are simultaneously going after internal footprint costs, at the same time investing in the business. So I think the requirement now for leadership is to be somewhat schizophrenic. We’re aggressively investing where we think the profile of the business needs to be. At the same time, we’re certainly aggressively going after costs to make sure that we can support the investments. So you’ll continue to see us go after what our — all of the cost components, and certainly going after the western world pretty aggressively to support what we want to do to go to the higher growth markets.
Wendy Caplan — SunTrust Robinson Humphrey — Analyst
Okay. Thank you very much, Larry.
Operator
Your next question is from Scott Graham with Jefferies.
Scott Graham — Jefferies & Company — Analyst
Good morning.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Hi, Scott.

Scott Graham — Jefferies & Company — Analyst
One housekeeper and then one more broad question. How much of this $3.7 million of acquisition expenses was in FMT versus HST versus corporate?
Heath Mitts — Idex Corp — VP and CFO
Scott, this is Heath. It all resides in corporate.
Scott Graham — Jefferies & Company — Analyst
All in corporate. Okay. That probably answers my next question. Historically, we go back in time; we see the corporate overhead running in the 2.5 to 3 range, and now we’re running in the 3 to 3.5 range. And this year actually kind of more towards the 3.5. Should we kind of expect that because of acquisition-related expenses? Or is there something else going on there?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
No. The actual — I’ll say fixed overhead of the corporate piece has not changed markedly over the past couple of years. It’s really tied to specific transactions when we are active in a diligence phase or a completion phase of those deals. So what you’ve seen year to date have been very specific to the deals that we’ve closed this year; AT Films, Microfluidics, and CVI.
Scott Graham — Jefferies & Company — Analyst
Okay. So given your comments about the pipeline, the second half and on into 2012, we really shouldn’t see that number come off much on a percent-to-sales basis.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
It’s going to be very specific to timing of when transactions get completed.
Scott Graham — Jefferies & Company — Analyst
Completion, I see. Okay. Then the last question would be a housekeeper, at least for me. You guys are still in that — maybe this is more of a question for you Larry, $20 million, $25 million productivity costs take out in 2011? That’s still on track?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Big picture, yes. I think, though, that what we’re sorting out — again, in the fully disclosed sense, here is how much back-door material cost inflation is still inherent within the material or procurement portion of our annual savings plan, and needs to get netted out of what we’re seeing in the way of total strategic sourcing savings. That math is a little different now than it was in the good old days.
Scott Graham — Jefferies & Company — Analyst
Understood. That was all I had. Thank you, both.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Thank you, Scott.
Operator
Your next question is from Charlie Brady with BMO Capital Markets.
Charles Brady — BMO Capital Markets — Analyst
Hey, thanks. Good morning, guys.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Good morning.
Charles Brady — BMO Capital Markets — Analyst
Back on the sales question again. Specifically on HST on the organic number — and I want to make sure I understand your commentary on the answer to the question. The core sales rate, or the organic sales rate on that business, in particular, is down about a 4% rate down from 8%, down from a high rate, about that. Obvious, comping harder but what are your expectations? Are we entering a normalized mid single-digit core growth rate for that business? Or where do you see core growth rate out over the next 12 or 18 months for HST?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
As I said, we’re still assuming HST core growth rate at double-digits. Could it slip a point? Perhaps. But it’s still pretty close to what we’ve talked about in, essentially, year-to-date. I wouldn’t get overly hung up at what you look at in the year-over-year comparables for HST. As I said in the prepared remarks, some of that’s blanket timing. There’s probably 3.5 points of blanket timing when you look at year-over-year. When we look at sequential orders for HST, Q1 to 2, not radically different than the order profile that we’ve seen historically. So that trend is not any different. I think that if you look at the sub-segment breakdown of the end markets, we certainly expect very strong performance out of all the life science exposure, and basically, everything — the only question I’ve got as we look forward is what’s going to come out of that medical capital equipment portion of HST that we serve. That’s where we’ve seen more movement of the blankets, the OEM blankets than we had anticipated. We’ll know more certainly a quarter from now. But we’re not expecting it to terribly adversely impact HST for this year, nor for that matter going into the next.

Charles Brady — BMO Capital Markets — Analyst
Okay, thanks. Switching gears, the dispensing business — obviously, with more acquisitions it becomes a smaller and smaller piece of the business, les and less core. What are your thoughts on that business, if it doesn’t become divested at some point, of rolling it in under something else so it’s not a really a stand alone business any more?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
That could happen.
Charles Brady — BMO Capital Markets — Analyst
Okay. Thanks.
Operator
Next question is from Matt Summerville with KeyBanc.
Matt Summerville — KeyBanc Capital Markets — Analyst
Good morning. A couple questions. First, Larry, can you give us a little more granularity? Your organic sales growth was 8%, I believe, in the quarter. Can you talk about what the US growth rate was, Europe, and emerging markets for all of IDEX bracketing around that 8%.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Essentially, US growth rate for the company was about a third of the rest of the world, simple terms. A third of the faster growing markets. And I think that profile is pretty close to what we’re going to see for the full year. Think about the US growing at kind of the 4% range organically. The rest of the world growing 3 times that pace, and obviously emerging markets growing off the charts.
Matt Summerville — KeyBanc Capital Markets — Analyst
And how would you characterize Europe then as well?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Europe is actually good. In total, Northern Europe, for our market and especially for where our content is positioned, is very strong, and we don’t have very much that we think is adversely impacted in Southern Europe. Even our Italian business has got pretty strong global position, so a good chunk of it gets exported. So I think for us, for the full year, Europe will be a pretty healthy story.
Matt Summerville — KeyBanc Capital Markets — Analyst
You gave some detail around what you were seeing, developed markets, emerging markets on the chemical side of FMT. Can you do the same for the energy side of the business and fold into that MRO versus project?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Sure. We saw better project content in energy in the first quarter than we saw this past quarter, but we’ve got nice things on the docket, frankly right now, for the back half of the year. I don’t know if I’d assign trends to any of that as much as it is just some of the things that we’ve got that we’re working on. Strong international growth, very strong. US would follow that same pattern I just spoke to with respect to the whole company. Again, we’re midstream. We’re not going to see the super high organic contribution that the companies who have got more upstream content are seeing here for the short term. We tend to see a better performance in down markets, given where we play, and not so much fantastic upstream content. High growth in the cyclical portion of the market that you’re seeing right now from that respective area.
Matt Summerville — KeyBanc Capital Markets — Analyst
Outside of maybe some of the buy ahead you did, from a ROS or component standpoint, can you talk more about the inventory issues that sort of impacted the free cash flow number and whether those have been resolved and what led to that?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Sure. As I said — maybe just to help you with some math. Think about, we probably should have generated a free cash number in the quarter of $55 million or better, so you’re bridging $55 million to $46 million as a minimum. Potentially, that’s entirely inventory, to keep it simple. There’s other very small puts and takes, but it’s basically inventory. That comes down to — from what we did over that 90 day period, to about half of that roughly was understood, known, even approved, in many cases, in advanced as investment to make sure that we locked in capability and capacity where we thought that we were facing some shortage. Another good chunk within that understood and pre-determined half was to achieve appropriate pricing given what was pretty volatile, particularly metal commodity activity earlier in the year. The other few million, though, that I spoke to that is not stuff that we pre-determined and planned for and frankly, wasn’t good process was, I think a bit of over-reaction on the various folks throughout the company seeing tremendous volatility in both demand patterns, and ability of the supply chain to support that, to ensure that we didn’t miss our on time delivery commitments to our customers. We were beating internally very hard through the first quarter on making sure that OTD for the company was at a minimum of 90% to customer request, if not shooting for 95%. I think we got a tad — kind of over-reacted, if you will, with respect to how we make sure that was satisfied. If you look at the back half of the year, I think you’ll see a more typical IDEX free cash equation generated, and that will allow us to achieve certainly much stronger performance. I think we’re going to see it here in Q3 and in Q4. So there’s no mystery as to what we need to do. It’s just a bit of counter measure required due to the over-reaction from earlier in the year.
Matt Summerville — KeyBanc Capital Markets — Analyst
That’s helpful. Thanks, Larry.

Operator
Your next question is from Brian Meyer with Robert W. Baird.
Brian Meyer — Robert W. Baird & Co. — Analyst
Hi, guys. If I could start off with a question on HST orders, revisiting the commentary in the sequential pattern. You mentioned it’s not that different than normal. I want to clarify that. Is that what you would expect to see seasonally, just a little bit flat to down organically?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Yes. And again, you have to go back to when was normal, because it goes back a couple years now. Typically, HST is blanket-heavy earlier in the year, and so you see that book-to-bill strongest in the first part of the year, it flattens out through the middle part of the year, and tends to get a little stronger in the back — in the fourth quarter.
Brian Meyer — Robert W. Baird & Co. — Analyst
So, to be clear then, you’re not seeing any change in the tenor from your major customers on that side in the outlook?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
No. Again, the life science OEM customer base is still talking very strong demand. Again, we’re gaining share pretty quickly globally. Even if their numbers are mid single-digit, I feel confident that we can achieve double-digit. The only portion of the HST served space that I think is one we’ve got to keep our eye on is some of the medical, the dental, capital equipment markets that we serve — principally it’s out of our Gast product line. Those are coming in a little lumpier than we would like right now. Still strong book and turn, but lumpier performance relative to what we saw at the first part of the year.
Brian Meyer — Robert W. Baird & Co. — Analyst
Makes sense. One more on the growth investments specifically relative to FMT. Is it possible to back into a more normalized incremental margin would have looked like if you account for the growth investment, and related to that, what are the expectations going forward? I assume that number is kind of the growth investment sustainable, but let me know if that’s not the case.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Well, let’s see. How’s is — I’m thinking about the best way to answer that question. I think you just ought to assume that FMT is going to continue to expand margin based on what looks to be good mix here for the next few quarters, good leverage. They’re getting nice flow thru, and I don’t see any reason why that changes too tremendously.
Brian Meyer — Robert W. Baird & Co. — Analyst
Fair enough. Thanks a lot, guys.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Sure.
Operator
(Operator Instructions)
Your next question is from Chris Wiggins with Oppenheimer.
Chris Wiggins — Oppenheimer & Co. — Analyst
Good morning.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Good morning.
Chris Wiggins — Oppenheimer & Co. — Analyst
Just a couple of quick ones. First one; you noted some pricing action in the quarter. I was wondering if you may have seen any pull forward from customers ahead of the price increase?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Most of the price actions started in February, and were well in place going into the quarter, so you wouldn’t see a sales impact in the quarter that was a pull-forward from Q3.
Chris Wiggins — Oppenheimer & Co. — Analyst
That’s helpful. Last question I had. Just wondering if you could provide some color on your businesses, and the strength of your businesses, versus your expectations. What I’m trying to get at, when you look across all of your different businesses, does it look like it’s more of a mixed bag now, where some are running below plan, some are running better than plan and most of them are running in line with expectations versus maybe a couple quarters ago where it seems everything was kind of beat and raise? Is that a fair characterization?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
No. I would tell you that I think we feel good, very good, about where the businesses are, generally speaking, relative to plan and relative to the market trends that we see, to give you some color. If you go back to the fourth quarter and earlier in the year, we called out — we said roughly 80% of the end markets we thought would be quite strong. 20% not so great. That better-versus-worse number is improving. So what’s not great is North American water. That’s about 7% or so of the Company. Fire which is — or the US portion of that, which is about 3% of the company. And dispensing if you think about — and I’m giving you all these pro-forma, thinking about it with CVI included, but dispensing is probably down to 6% or so in the third quarter. So you add those up and you get, whatever that is, 15, 16 points on the top line, for which I think it’s not good, but we knew it was going to be not good. What’s improved, and we feel incrementally better about, is the breadth and health of what we’re seeing out of FMT.
Chris Wiggins — Oppenheimer & Co. — Analyst
Great. That’s very helpful. Thank you.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Sure.
Operator
Your next question is from Mark Barbalato with Vertical Research Partners.
Mark Barbalato — Vertical Research Partners — Analyst
Good morning. Thanks for taking my question. I guess I wanted to get a little bit more color on price cost. It sounds like you guys were capturing more price than you were realizing cost on raw materials. Can you give us a little more granularity?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Actually, no, it came in for the quarter pretty close to what we’ve assumed. What we’ve seen change from the earlier portion of the year is that volatility in most of the commodities that comprise our material cost structure have somewhat — it’s subsiding and it’s going to be a little better, frankly, in terms of total costs, as we work our way through the back half than what our internal plans had assumed, but not tremendously different. The areas that we’re still seeing material cost inflation, and even still some slight risk of availability, are specialty plastics, it’s the fluoropolymers, or the fluoroplastics that we buy that are used in pumps and valves and both FMT and HST, and its also in some of our seals products. Those are still areas of concern. We buy rare earth magnum material for some of our mag drive pumps by way of our motor suppliers, and those prices are still going to be high for the full year, but that’s really all up a pretty small portion of our total spend. I think on the input side, it’s stabilizing, is the bottom line, and it’s not stabilizing in a bad way. I think it’s now more forecastable for the back half, and I think it helps with certainly what we see as a good cost position for the current base for the rest of the year. On the price side, we’ve achieved pretty close to what we had planned, and as I said, in the quarter, up about 130 BPS. I think we’re where we thought we were, and we’re in pretty good shape.
Mark Barbalato — Vertical Research Partners — Analyst
So the back half of the year should be close to parity on price costs?
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Yes.
Mark Barbalato — Vertical Research Partners — Analyst
Okay. Great. Thank you very much.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Sure.
Operator
Your final question is from Walt Liptak with Barrington.
Walter Liptak — Barrington Research Associates, Inc. — Analyst
Hi, thanks.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Hi, Walt.
Walter Liptak — Barrington Research Associates, Inc. — Analyst
Hi. Okay, so I got on the call a little bit late. But I wanted to ask about — and thank you very much for the second half bridge. When I look at the organic volume, the $26 million to $33 million and if I’m adding the numbers right, it looks like you’re expecting organic volume growth of 4% in the back half.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Before you take out Dispensing.
Heath Mitts — Idex Corp — VP and CFO
Walt, this is Heath. This is the incremental amount over and above Q1 — or I’m sorry the first half. The incremental amount over and above the first half. So whatever your first half organic assumption is, plus this, would get you to an organic sales rate. So our assumption set for the year for the Company is that organic revenue will still be in the high single-digits.
Walter Liptak — Barrington Research Associates, Inc. — Analyst
Okay, great. I got on the call a little bit late, and it’s probably easier doing it right now. Could you run through the organic orders by segment, just the numbers?

Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Sure, I’ll take it real quick. Fluid and metering is plus — let me get the right sheet. Fluid & Metering orders were up 14%. Health & Science, they were up 4%. Dispensing down 21%. Fire & Safety up 8%.
Walter Liptak — Barrington Research Associates, Inc. — Analyst
Okay. Great. Thanks, guys.
Operator
There are no further questions. I’d like to turn the call back to management to continue the presentation and for any closing remarks.
Larry Kingsley — Idex Corp — Chairman of the Board, CEO
Thank you very much. Thank you for joining. I think we’ve, by way of the prepared remarks and questions, basically covered it very completely. We’re in great shape as we look from this point through the back half of the year. The revenue looks strong, and we’re achieving great flow thru, as we would have expected. Thank you for joining, and we’ll look forward to talking to you through the course of the quarter and on the next call.
Operator
This concludes today’s conference call. Thank you for your participation. You may now disconnect.